UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2011

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 22, 2011, International Lease Finance Corporation (“ILFC”) issued $650,000,000 aggregate principal amount of 8.625% senior notes due 2022 (the “Notes”). The Notes were issued under an indenture, dated August 1, 2006, between ILFC and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a first supplemental indenture, dated August 20, 2010, a second supplemental indenture, dated December 7, 2010, a third supplemental indenture, dated May 24, 2011 and a fourth supplemental indenture, dated December 22, 2011 (the “Fourth Supplemental Indenture”). The Notes were offered pursuant to an automatic shelf registration statement on Form S-3ASR (File No. 333-161192) filed on August 10, 2009 with the SEC (the “Registration Statement”).

The aggregate net proceeds from the sale of the Notes were approximately $641.6 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the Notes will be used for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft.

Interest. The Notes accrue interest at a rate of 8.625% per year payable semiannually on January 15 and July 15 of each year, commencing on July 15, 2012. The Notes mature on January 15, 2022.

Ranking. The Notes rank equally in right of payment with all of ILFC’s existing and future unsubordinated unsecured indebtedness, and senior in right of payment to ILFC’s existing and future indebtedness that by its terms is expressly subordinated to the Notes. The Notes are effectively subordinated to any of ILFC’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of ILFC’s subsidiaries. The Notes are not guaranteed by ILFC’s parent, American International Group, Inc., any of ILFC’s subsidiaries or any third party.

Redemption. The Notes are not subject to redemption prior to their stated maturity and there is no sinking fund for the Notes.

Covenants. The indenture governing the Notes, as supplemented, contains customary covenants that, among other things, restrict the ability of ILFC and its restricted subsidiaries to: (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of capital stock of ILFC during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries as restricted subsidiaries; (iv) make investment in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell or otherwise dispose of all or substantially all of ILFC’s assets. All of these covenants are subject to a number of important limitations and exceptions under the indenture governing the Notes, as supplemented.

Events of Default. The indenture governing the Notes, as supplemented, also provides for customary events of default with respect to the Notes, including, but not limited to, the failure to make payments of interest on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the indenture for a period of time after notice has been provided, the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, interest and any other monetary obligations on all the then outstanding Notes may become due and payable immediately.

The foregoing summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the Fourth Supplemental Indenture and Officers’ Certificate, each attached hereto as Exhibits 4.1 and 4.2, respectively.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

Item 9.01              Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

4.1

Fourth Supplemental Indenture, dated as of December 22, 2011, to an indenture, dated August 1, 2006, by and between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as trustee

4.2	Officers’ Certificate, dated as of December 22, 2011, establishing the terms of the Notes

4.3	Form of Global Note

5.1	Opinion of O’Melveny & Myers LLP regarding the legality of the Notes

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 hereto)

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: December 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1

Fourth Supplemental Indenture, dated as of December 22, 2011, to an indenture, dated August 1, 2006, by and between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as trustee

4.2	Officers’ Certificate, dated as of December 22, 2011, establishing the terms of the Notes

4.3	Form of Global Note

5.1	Opinion of O’Melveny & Myers LLP regarding the legality of the Notes

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 hereto)